UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2016

MOODY NATIONAL REIT I, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55200 (Commission File Number)	26-1812865 (I.R.S. Employer Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas  77057

(Address of principal executive offices, including zip code)

(713) 977-7500

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On August 10, 2016, Moody National REIT I, Inc. (the “Company”) held its 2016 annual meeting of stockholders (the “Annual Meeting”). Holders of 7,763,420.282 shares of the Company’s common stock were represented by proxy at the Annual Meeting, representing 58.882% of the total number of outstanding shares of the Company’s common stock eligible to be voted at the Annual Meeting. The following are the voting results for each proposal presented to the Company’s stockholders at the Annual Meeting:

Proposal No. 1: Election of Directors

All of the director nominees were elected to serve until the next annual meeting of the Company’s stockholders and until their successors are elected and qualified. The voting results for each of the individuals nominated for election as directors were as follows:

	VOTES FOR	VOTES AGAINST	VOTES WITHHELD
Brett C. Moody	7,610,217.119	—	153,203.163
William H. Armstrong, III	7,617,676.610	—	145,743.672
Charles L. Horn	7,617,676.610	—	145,743.672
John P. Thompson	7,615,097.060	—	148,323.222

No broker non-votes were cast in the election of the director nominees.

Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of Frazier & Deeter, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 was approved. The following votes were taken in connection with this proposal:

VOTES FOR	VOTES AGAINST	ABSTENTIONS
7,536,696.977	22,304.129	204,419.176

Item 8.01.  Other Events.

On August 15, 2016, the Company and Moody National DST Sponsor, LLC (the “Borrower”), a Texas limited liability company and an affiliate of the Company’s sponsor and advisor, signed an Amendment (the “Amendment”) to the Promissory Note dated August 21, 2015 (the “Original Note”), evidencing a loan originated by the Company and issued to the Borrower in the aggregate principal amount of $9,000,000 (the “Loan”), which was used by the Borrower solely to acquire a commercial real property located in Katy, Texas. Pursuant to the Amendment, the maturity date of the Loan was extended from August 21, 2016 to August 21, 2017. In addition, the Borrower paid the Company an extension fee of $45,000 and the origination fee of $90,000 that, pursuant to the Original Note, was due on the Loan’s original maturity date of August 21, 2016. All other terms and conditions of the Original Note remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2016	MOODY NATIONAL REIT I, INC.
	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President